                                                     Exhibit (m)(10)

                   AMENDED AND RESTATED DISTRIBUTION PLAN
                       FOR IVY FUND CLASS C SHARES

    WHEREAS, Ivy Fund (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940, as amended
(the "Act"), and consists of one or more separate investment portfolios
(the "Portfolios") as may be established and designated from time to time;

       WHEREAS, the Trust and Ivy Funds Distributor, Inc. (the
"Distributor"), a broker-dealer registered under the Securities and
Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor acts as a distributor of shares of the Trust for sale to the public; and

      WHEREAS, the Board of Trustees of the Trust has determined to adopt a Plan (the "Plan"), in accordance with the requirements of the Act, and determined that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders.

      NOW THEREFORE, the Trust hereby adopts the Plan to apply only to its
Class C shares on the following terms and conditions:

    1.   The Plan will pertain to the Class C shares of Ivy Bond Fund, Ivy
Cundill Global Value Fund, Ivy Developing Markets Fund, Ivy European
Opportunities Fund, Ivy Global Fund, Ivy Global Natural Resources Fund, Ivy
Global Science & Technology Fund, Ivy Growth Fund, Ivy International Fund,
Ivy International Growth Fund, Ivy International Small Companies Fund, Ivy
International Value Fund, Ivy Pacific Opportunities Fund, Ivy US Blue Chip
Fund, Ivy US Emerging Growth Fund, and to the Class C shares of those
Portfolios as shall be designated from time to time by the Board of
Trustees in any supplement to the Plan ("Supplement").

    2.   The Trust shall pay the Distributor a fee for distribution of the
Class C shares of each Portfolio at the annual rate of 0.75% of that
Portfolio's average daily net assets attributable to that Portfolio's Class
C shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of
Securities Dealers, Inc. If this Plan is terminated, the Trust will owe no payments to the Distributor other than any portion of the distribution fee accrued through the effective date of termination but unpaid as of such date.

    3.   The amount set forth in paragraph 2 of this Plan shall be paid for the Distributor's services as distributor of the Class C shares of a
Portfolio in connection with any activities or expenses primarily intended to result in the sale of the Class C shares of a Portfolio, including but not limited to, compensation to broker-dealers that have entered into a
Dealer Agreement with the Distributor, bonuses and other incentives paid to broker-dealers, compensation to and expenses of employees of the
Distributor who engage in or support distribution of a Portfolio's Class C shares; telephone expenses; interest expense;1 printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing.

    4.   The Trust will reimburse the Distributor for payments made to brokers, which are affiliated or unaffiliated with the Distributor, in connection with account maintenance and personal services to shareholders
(the "Service Fee"). The services for which the Service Fee may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class C shares of a Portfolio, answering routine inquiries concerning a Portfolio, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Portfolio and related developments. The
Distributor will be reimbursed for such payments, subject to any applicable restriction imposed by the Rules of the National Association of Securities
Dealers, Inc., up to an amount equal on an annual basis to 0.25% of the average daily net asset value of outstanding Class C shares of a Portfolio which are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record. Service
Fees for which the Distributor will be reimbursed may also be used to compensate certain entities in addition to brokers, such as banks and investment advisers, for rendering certain shareholder liaison services similar to those services rendered for Service Fees, pursuant to a related agreement between the Distributor and such entity.

    5.   The Plan shall not take effect with respect to Class C of a
Portfolio until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class C of that
Portfolio. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to Class C of a Portfolio if a majority of the outstanding voting securities of Class C of the
Portfolio votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust or of any other Portfolio or class.

    6.   The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those
Trustees of the Trust who are not "interested persons" (as defined in the
Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the
Plan and such related agreements.

    7.   The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 6.

    8.   Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

    9.   Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a
Portfolio, without payment of any penalty, by vote of a majority of the
Plan Trustees or by vote of a majority of the outstanding voting securities of Class C of the Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

[1]Only to the extent not prohibited by a regulation or order of the
   Securities and Exchange Commission.

    10.  The Plan may be terminated at any time with respect to Class C of a Portfolio, without payment of any penalty, by vote of a majority of the
Plan Trustees, or by vote of a majority of the outstanding voting securities of Class C of the Portfolio.

    11.  The Plan may be amended at any time with respect to Class C of a
Portfolio by the Board of Trustees, provided that (a) any amendment to increase materially the costs which the Portfolio may bear for distribution
(including the Service Fee) pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class C of the Portfolio, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 6 hereof.

    12.  While the Plan is in effect, the selection and nomination of
Trustees who are not interested persons (as defined in the Act) of the
Trust shall be committed to the discretion of the Trustees who are not interested persons.

    13.  The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

    14.  It is understood and expressly stipulated that neither the holders of shares of the Trust nor any Trustee, officer, agent or employees of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

      IN WITNESS WHEREOF, the Trust has adopted this Amended and Restated
Distribution Plan as of the 21st day of January, 2003.

                                  IVY FUND

                              By: /s/Henry J. Herrmann
                                  Henry J. Herrmann, President